CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 28, 2018 relating to the financial statements and financial highlights of AAM S&P 500 High Dividend Value ETF and AAM S&P Emerging Markets High Dividend Value ETF, each a series of ETF Series Solutions, for the period ended October 31, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
Cohen & Company, Ltd.
Milwaukee, Wisconsin
February 28, 2019